Exhibit 15.1
Report of Independent Registered Public Accounting Firm to the Board of Directors and Shareholders of BT Group plc
We have completed an integrated audit of BT Group plc’s 31 March 2007 consolidated financial statements and of its internal control over financial reporting as of 31 March 2007 and audits of its 31 March 2006 and 31 March 2005 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements
In our opinion, the accompanying group income statements and the related group balance sheets, group statements of cash flows and group statements of recognised income and expense present fairly, in all material respects, the financial position of BT Group plc and its subsidiaries at 31 March 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended 31 March 2007, in conformity with International Financial Reporting Standards (IFRSs) as issued by the International Accounting Standards Board and in conformity with IFRSs as adopted by the European Union. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in the accounting policies section in the financial statements, the group adopted IAS 32 and IAS 39 at 1 April 2005 prospectively.
IFRSs as issued by the International Accounting Standards Board and IFRSs as adopted by the European Union vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences, as restated, is presented in the United States Generally Accepted Accounting Principles note to the consolidated financial statements (note 35).
Internal control over financial reporting
Also, in our opinion, management’s assessment, included in Managements’ Evaluation of the Effectiveness of Internal Control as set out in the first three paragraphs of Internal Control over financial reporting in Report of the Directors, Corporate governance of the Form 20-F, that the group maintained effective internal control over financial reporting as of 31 March 2007 based on criteria established in Internal Control — Revised Guidance for Directors on the Combined Code as issued by the Financial Reporting Council (the Turnbull criteria), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the company maintained, in all material respects, effective internal control over financial reporting as of 31 March 2007, based on criteria established in the Turnbull criteria. The company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the company’s internal control over financial reporting based on our audit.
We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.
An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chartered Accountants and Registered Auditors
London, United Kingdom
16 May 2007